Exhibit 99.1

From:	David Harvey, Chairman,	For questions contact:
	Jai P. Nagarkatti, President & CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

May 2, 2006

SIGMA-ALDRICH SHAREHOLDERS ELECT DIRECTORS, RATIFY AUDITOR AND

APPROVE INCENTIVE PLAN; DIRECTORS DECLARE QUARTERLY DIVIDEND

At the annual shareholders meeting held today in St. Louis, the following directors were re-elected: Nina V. Fedoroff, David R. Harvey, W. Lee McCollum, Jai P. Nagarkatti, Avi M. Nash, William C. O’Neil, Jr., J. Pedro Reinhard, Timothy R. G. Sear, D. Dean Spatz and Barrett A. Toan. Shareholders also ratified the appointment of KPMG LLP as the Company’s independent registered public accountant for 2006 and approved the amendment and restatement of the Company’s 2003 Long-Term Incentive Plan.

At the Board of Directors meeting held today, the Directors declared a quarterly cash dividend of $.21 per share. The dividend is payable on June 15, 2006 to shareholders of record on June 1, 2006.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,000 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com